Artisoft, Inc. and Subsidiaries
             EXHIBIT 11. COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                    Three Months Ended
                                                       September 30,
                                                    ------------------
                                                      1996       1995
                                                      ----       ----

Net Income (loss)                                  $ (3,385)   $    464
                                                   ========    ========
Weighted Average Shares:
   Common shares outstanding                         14,524      14,440

   Common Equivalent shares representing
   shares issuable upon exercise of stock
   options (1)                                            -         413
                                                   --------    --------
       Total weighted average shares -
           primary                                   14,524      14,853

    Incremental common equivalent shares
    (calculated using the higher of end of
    period or average market value) (2)                   -           -
                                                   --------    --------
       Total weighted average shares - fully
       diluted                                       14,524      14,853
                                                   ========    ========

Primary net income (loss) per common and
equivalent share                                   $   (.23)   $    .03
                                                   ========    ========


------
Notes:

(1)    Amount calculated using the treasury stock method and fair market values.

(2) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB
       Opinion No. 15 because it results in dilution of less than 3%. Incremental amounts are zero; calculation is shown for presentation purposes only.

(3) Primary and fully diluted net income per common and equivalent shares are the same

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